FOR IMMEDIATE RELEASE

Contact:	Paul K. Kelly (203) 226-6288

CHINA HOLDINGS ACQUISITION CORP.’S
OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

           Westport, Connecticut, December 14, 2007 – China Holdings Acquisition Corp. (AMEX: HOL.U) (the “Company”) announced today that the underwriters for its initial public offering exercised their over-allotment option to the extent of 800,000 units and purchased such units on December 14, 2007. Each unit sold by the Company consisted of one share of common stock and one warrant. The 12,800,000 units sold in the offering, including the 800,000 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $128,000,000 to the Company (excluding proceeds of $2.75 million from the sale of private placement warrants to its founding stockholders). The offering was led by Citi, acting as sole book-running manager, Lazard Capital Markets and Chardan Capital Markets, LLC acted as co-managers.

           The Company also announced that separate trading of common stock and warrants underlying the units will commence on December 17, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols HOL and HOL.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol HOL.U.

           China Holdings Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements, one or more operating businesses having their primary operations in Asia.

           This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 800-831-9146).